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                                                                    EXHIBIT 99.1


                 IDEX CORPORATION ACQUIRES TOPTECH SYSTEMS, INC.

NORTHBROOK, IL, DECEMBER 4, 2006 -- IDEX CORPORATION (NYSE: IEX) today announced the acquisition of Toptech Systems, Inc., a leading provider of terminal automation systems used in the custody transfer and control of high value fluids and gases. Based in Longwood, Florida, with revenues of approximately $22 million, Toptech's products include terminal automation hardware and software used by customers in the oil, gas and refined fuels markets to control and manage inventories, as well as transactional data and invoicing. Toptech will be operated as part of the company's Liquid Controls business within its Fluid & Metering Technologies segment. Terms of the transaction were not disclosed.

Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley said, "We are extremely pleased by Toptech's decision to become part of IDEX. Toptech's expertise in terminal automation and management is highly complementary to our precision metering capability and growth within the oil, gas and alternative fuels markets. With the addition of Toptech, IDEX will now offer a robust platform of controls complementing our market-leading products which enable our customers to move, measure, and dispense high value fluids anywhere in the world."

Toptech founders, Doug Dunlap and Jay Barnhill, stated, "We are excited to become a part of IDEX and its Fluid and Metering Technologies business. IDEX is a recognized leader in applied engineered solutions whose global footprint will greatly enhance our ability to serve the needs of our customers. Together, we will offer a complete end-to-end terminal management solution ensuring the safe, productive and energy efficient transfer of all custody control fluids, as well as the integrity of our customers' data management processes."

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".